GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED FINANCIAL TRANSACTIONS
2004-2005 FORECAST
(millions of dollars)

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	45 358
Federal transfers	8 476

Total revenue	53 834
Program spending	–47 151
Debt service	–6 939

Total expenditure	–54 090
Net results of consolidated organizations	256

Budget balance	0

Non-budgetary transactions
Investments, loans and advances	–996
Capital expenditures	–1 158
Retirement plans	2 118
Other accounts	–428

Non-budgetary requirements	–464

Net financial surplus (requirements)
Consolidated Revenue Fund	500
Consolidated organizations	–964

–464

Financing transactions
Change in cash position	1 644
Change in direct debt	1 365
Retirement plans sinking fund	–2 545

Total financing of transactions	464

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

GOUVERNEMENT DU QUÉBEC
BUDGETARY REVENUE OF THE CONSOLIDATED REVENUE FUND
2004-2005 FORECAST
(millions of dollars)

Own-source revenue
Income and property taxes
Personal income tax	17 201
Contributions to the Health Services Fund	4 869
Corporate taxes[1]	4 248

26 318

Consumption taxes
Sales	9 232
Fuel	1 681
Tobacco	986

11 899

Duties and permits
Motor vehicles	713
Alcoholic beverages	160
Natural resources	80
Other	174

1 127

Miscellaneous
Sales of goods and services	437
Interest	362
Fines, forfeitures and recoveries	392

1 191

Revenue from government enterprises
Société des alcools du Québec	601
Loto-Québec	1 419
Hydro-Québec	2 040
Other	763

4 823

Total own-source revenue	45 358

Federal transfers
Equalization	4 942
Canada Health and Social Transfer	2 890
Other transfers related to fiscal arrangements	25
Other programs	619

Total federal transfers	8 476

Total budgetary revenue	53 834

1
Includes tax on corporate profits, tax on capital and tax on premiums in lieu of the tax on capital for insurance companies, as well as the tax on telecommunications, gas and electricity.

GOUVERNEMENT DU QUÉBEC
EXPENDITURE OF THE CONSOLIDATED REVENUE FUND
2004-2005 FORECAST
(millions of dollars)

Program spending	–47 151
Debt service	–6 939

Total expenditure of the Consolidated Revenue Fund	–54 090

GOUVERNEMENT DU QUÉBEC
BUDGETARY TRANSACTIONS OF CONSOLIDATED ORGANIZATIONS
2004-2005 FORECAST
(millions of dollars)

Revenue
Revenue	2 395
Federal transfers	495

2 890
Expenditure
Expenditure excluding debt service	–1 980
Debt service	–654

–2 634

Net results	256

GOUVERNEMENT DU QUÉBEC
NON-BUDGETARY TRANSACTIONS
2004-2005 FORECAST
(millions of dollars)

Investments, loans and advances
Consolidated Revenue Fund	–834
Consolidated organizations	–162

Total investments, loans and advances	–996

Capital expenditures
Consolidated Revenue Fund
Net investments	–305
Depreciation	212

–93
Consolidated organizations	–1 065

Total capital expenditures	–1 158

Retirement plans
Contributions	5 317
Benefits and other payments	–3 199

Total retirement plans	2 118

Other accounts
Consolidated Revenue Fund	–435
Consolidated organizations	7

Total other accounts	–428

Total non-budgetary transactions	–464

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing.

GOUVERNEMENT DU QUÉBEC
FINANCING TRANSACTIONS
2004-2005 FORECAST
(millions of dollars)

Change in cash position
Consolidated Revenue Fund	1 644
Consolidated organizations	—

Total change in cash position	1 644

Change in direct debt
Consolidated Revenue Fund
New borrowings	5 704
Repayment of borrowings	–5 303

401
Consolidated organizations
New borrowings	2 180
Repayment of borrowings	–1 216

964

Total change in direct debt	1 365

Retirement plans sinking fund	–2 545

Total financing of transactions	464

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.